                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       to
                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                 JUNE 10, 1998

                             DOANE PRODUCTS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     0-27818                   43-1350515
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NUMBER)       (IRS EMPLOYER
     OF INCORPORATION)                                    (IDENTIFICATION NO.)

            103 POWELL COURT, SUITE 200
               BRENTWOOD, TENNESSEE                            37027
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

                                 (615) 373-7774
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5. OTHER EVENTS.

     On June 10, 1998, Doane Products Company (the "Company") and its parent, DPC Acquisition Corp., entered into an Agreement and Plan of Merger (the "Merger Agreement") with Windy Hill Pet Food Holdings, Inc. and its subsidiary, Windy Hill Pet Food Company, Inc. ("Windy Hill") and certain stockholders of Windy Hill Pet Food Holdings, Inc. Under the terms of the Merger Agreement, Windy Hill Pet Food Holdings, Inc. will become a wholly-owned subsidiary of DPC Acquisition Corp. On August 3, 1998, the merger was consummated and Windy Hill became a wholly owned subsidiary of DPC Acquisition Corp. The merger of the Company and Windy Hill is anticipated upon the consummation of certain refinancing transactions.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a) Financial statements of businesses acquired.

                        INDEX TO FINANCIAL STATEMENTS OF
                       WINDY HILL PET FOOD HOLDINGS, INC.

            Independent Auditors' Report..............................      4
            Consolidated Balance Sheets as of December 28, 1996,
               December 27, 1997 and March 28, 1998 (unaudited).......      5
            Consolidated Statements of Operations for the ten months
               ended December 30, 1995, for the years ended December
               28, 1996 and December 27, 1997, and for the three
               months ended March 29, 1997 and March 28, 1998
               (unaudited)............................................      6
            Consolidated Statements of Stockholders' Equity for the
               ten months ended December 30, 1995, for the years ended December 28, 1996 and December 27, 1997, and for the
               three months ended March 28, 1998 (unaudited)..........      7
            Consolidated Statements of Cash Flows for the ten months
               ended December 30, 1995, for the years ended December
               28, 1996 and December 27, 1997, and for the three
               months ended March 29, 1997 and March 28, 1998
               (unaudited)............................................      8
            Notes to Consolidated Financial Statements................      9

        (b) Pro forma financial information

        INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

            Unaudited Pro Forma Financial Statements .................     26

            Combined Doane Products Company and Windy Hill Pet Food
               Holdings, Inc. Unaudited Pro Forma Financial Statements
               and Notes to Unaudited Pro Forma Financial Statements..     27

            Doane Products Company Unaudited Pro Forma Financial
               Statements and Notes to Unaudited Pro Forma
               Financial Statements...................................     32

            Windy Hill Pet Food Holdings, Inc. Unaudited Pro Forma
               Financial Statements and Notes to Unaudited Pro Forma
               Financial Statements...................................     37

         (c) Index to Exhibits .......................................     42

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             DOANE PRODUCTS COMPANY


                                             By: /s/ Thomas R. Heidenthal
                                                 ----------------------------
                                                 Thomas R. Heidenthal
                                                 Senior Vice President and
                                                 Chief Financial Officer


Dated: August 14, 1998                       By: /s/ Charles W. Dunleavy
                                                 ----------------------------
                                                 Charles W. Dunleavy
                                                 Vice President-Finance and
                                                 Principal Accounting Officer

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Windy Hill Pet Food Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Windy Hill Pet Food Holdings, Inc. as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the ten-month period ended December 30, 1995, and for the years ended December 28, 1996 and December 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Windy Hill Pet Food Holdings, Inc. as of December 28, 1996 and December 27, 1997, and the results of their operations and their cash flows for the years then ended and for the ten-month period ended December 30, 1995 in conformity with generally accepted accounting principles.

                                                /s/ KPMG PEAT MARWICK LLP

San Francisco, California
March 13, 1998

                       WINDY HILL PET FOOD HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 28,   DECEMBER 27,    MARCH 28,
                                                                  1996           1997          1998
                                                              ------------   ------------   -----------
                                                                                            (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $   570        $    731      $  1,702
  Accounts receivable (net of $48, $372 and $386 allowance,
     respectively)..........................................      8,224          19,252        17,843
  Accounts receivable -- other..............................         19           1,694         1,700
  Inventories (Note 4)......................................      5,141          13,312        15,484
  Prepaid expenses..........................................        811             990         2,360
  Current deferred tax asset (Note 11)......................         30           2,335         1,324
                                                                -------        --------      --------
          Total current assets..............................     14,795          38,314        40,413
Property, plant and equipment, net (Note 5).................     22,484          60,774        72,097
Investments in joint ventures (Note 6)......................         --           3,527         2,462
Goodwill and other intangible assets, net (Note 7)..........     51,515          98,465        97,846
Other assets, net (Note 8)..................................      3,431          13,612        14,132
                                                                -------        --------      --------
          Total assets......................................    $92,225        $214,692      $226,950
                                                                =======        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt (Note 9)................    $ 5,800        $  1,312      $  1,500
  Senior secured revolving debt facility (Note 9)...........      2,000           2,000            --
  Accounts payable..........................................      9,816          20,178        15,091
  Accrued liabilities.......................................      2,699           8,154        11,164
                                                                -------        --------      --------
          Total current liabilities.........................     20,315          31,644        27,755
Accrued interest -- non-current (Note 9)....................        962           2,595         3,020
Deferred tax liability (Note 11)............................      1,867          12,390        13,059
Senior secured term debt (Note 9)...........................     35,750          13,688        25,812
Senior subordinated notes (Note 9)..........................      7,551         120,000       120,000
PIK A promissory notes (Note 9).............................      3,750           3,750         3,750
PIK A-1 promissory note (Note 9)............................         --             417           417
Convertible subordinated promissory note (Note 9)...........     10,500          10,500        10,500
Other liabilities...........................................        325           3,257         5,684
                                                                -------        --------      --------
          Total liabilities.................................     81,020         198,241       209,997
                                                                -------        --------      --------
Stockholders' equity:
  Preferred stock, $1.00 par value; 45,000 shares
     authorized, 4,167 shares issued and outstanding,
     liquidation preference of $4,163 (Note 16).............      3,750           4,167         4,167
  Class A common stock, $0.01 par value; 5,000 shares
     authorized, 2,540 shares issued and outstanding (Note
     16)....................................................         --              --            --
  Class B common stock, $0.01 par value; 2,000 shares
     authorized, 569 shares issued and outstanding (Note
     16)....................................................         --              --            --
  Additional paid-in capital (Note 16)......................      7,681          16,624        16,624
  Accumulated deficit.......................................       (226)         (4,340)       (3,838)
                                                                -------        --------      --------
          Total stockholders' equity........................     11,205          16,451        16,953
                                                                -------        --------      --------
Commitments and contingent liabilities (Notes 9, 12 and 17)
          Total liabilities and stockholders' equity........    $92,225        $214,692      $226,950
                                                                =======        ========      ========

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                            THREE MONTH
                                           TEN MONTH             YEARS ENDED               PERIODS ENDED
                                          PERIOD ENDED   ---------------------------   ---------------------
                                          DECEMBER 30    DECEMBER 28,   DECEMBER 27,   MARCH 29,   MARCH 28,
                                              1995           1996           1997         1997        1998
                                          ------------   ------------   ------------   ---------   ---------
                                                                                            (UNAUDITED)

Net sales...............................    $34,481        $82,993        $164,288      $25,937     $61,769
Cost of good sold                            22,107         54,379         113,288       16,061      44,737
                                            -------        -------        --------      -------     -------
          Gross profit..................     12,374         28,614          51,000        9,876      17,032
                                            -------        -------        --------      -------     -------
Operating expenses:
     Promotion and distribution.........      8,483         17,165          28,980        5,960       8,018
     Selling, general and
       administrative...................      1,978          4,934          10,886        1,750       3,993
     Non-recurring transition costs
       (Note 10)........................         --             --           1,571           --         160
                                            -------        -------        --------      -------     -------
          Total operating expenses......     10,461         22,099          41,437        7,710      12,171
                                            -------        -------        --------      -------     -------
          Operating income..............      1,913          6,515           9,563        2,166       4,861
Interest expense, net...................      1,192          4,981          12,241        1,666       4,123
Equity in earnings of joint ventures....         --             --            (377)          --        (266)
Other expenses, net.....................         --             40              93           13          29
                                            -------        -------        --------      -------     -------
          Income (loss) before income
            taxes and extraordinary
            item........................        721          1,494          (2,394)         487         975
Income tax expense (benefit)............         --            824            (574)         195         473
                                            -------        -------        --------      -------     -------
          Income (loss) before
            extraordinary item..........        721            670          (1,820)         292         502
Extraordinary loss on early
  extinguishment of debt, net of tax of
  $0 in 1996 and $1,529 in 1997 (Note
  9)....................................         --            604           2,294           --          --
                                            -------        -------        --------      -------     -------
          Net income (loss).............    $   721        $    66        $ (4,114)     $   292     $   502
                                            =======        =======        ========      =======     =======

                See accompanying notes to financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                               CLASS A           CLASS B          PREFERRED                  RETAINED
                                            COMMON STOCK      COMMON STOCK          STOCK                    EARNINGS
                                MEMBERS'   ---------------   ---------------   ---------------   PAID-IN   (ACCUMULATED
                                CAPITAL    SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL     DEFICIT)      TOTAL
                                --------   ------   ------   ------   ------   ------   ------   -------   ------------   -------
Members' capital contribution,
  net of syndication costs of
  $109........................   $5,891       --    $  --      --     $  --       --    $  --    $    --     $    --      $ 5,891
Net income....................       --       --       --      --        --       --       --         --         721          721
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 30,
  1995........................    5,891       --       --      --        --       --       --         --         721        6,612
Contribution of Windy Hill Pet
  Food Company, LLC members'
  capital to Windy Hill Pet
  Food Holdings, Inc. (Note
  1)..........................   (5,891)     500       --      --        --    3,750    3,750      2,141          --           --
Deferred tax liability
  recognized..................       --       --       --      --        --       --       --         --      (1,013)      (1,013)
Capital contribution from
  Windy Hill Pet Food
  Holdings, Inc., net of
  syndication cost of $210....       --      500       --     301        --       --       --      4,540          --        4,540
Warrants issued (Note 16).....       --       --       --      --        --       --       --      1,000          --        1,000
Net income....................       --       --       --      --        --       --       --         --          66           66
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 28,
  1996........................       --    1,000       --     301        --    3,750    3,750      7,681        (226)      11,205
Contribution, net of
  syndication cost of $224....       --    1,429       --     240        --       --       --      9,776          --        9,776
Warrants exercised (Note
  16).........................       --      111       --      28        --      417      417       (833)         --         (416)
Net loss......................       --       --       --      --        --       --       --         --      (4,114)      (4,114)
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 27,
  1997........................       --    2,540       --     569        --    4,167    4,167     16,624      (4,340)      16,451
Net loss (unaudited)..........       --       --       --      --        --       --       --         --         502          502
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at March 28, 1998
  (unaudited).................   $   --    2,540    $  --     569     $  --    4,167    $4,167   $16,624     $(3,838)     $16,953
                                 ======    =====    =====     ===     =====    =====    ======   =======     =======      =======

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                            THREE MONTH
                                           TEN MONTH             YEARS ENDED               PERIODS ENDED
                                          PERIOD ENDED   ---------------------------   ---------------------
                                          DECEMBER 30,   DECEMBER 28,   DECEMBER 27,   MARCH 29,   MARCH 28,
                                              1995           1996           1997         1997        1998
                                          ------------   ------------   ------------   ---------   ---------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................    $    721       $     66      $  (4,114)     $   292    $    502
  Adjustments to reconcile net income
     (loss) to cash provided by
     operating activities:
     Depreciation and amortization......         787          2,719          6,882          953       2,337
     Interest expense -- non-current....          --            962          1,633          375         425
     Deferred income taxes..............          --            824          2,582          195         643
     Early extinguishment of debt, net
       of tax...........................          --            604          2,294           --          --
     Gain on sale of fixed assets.......          --             --              4           --          --
     Equity in earnings of joint
       ventures.........................          --             --           (377)          --        (266)
     Operating advances from joint
       ventures.........................          --             --          1,015           --         358
     Change in assets and liabilities,
       net of effects of businesses
       acquired:
       (Increase) decrease in accounts
          receivable....................        (960)        (3,941)        (4,650)       1,272       2,140
       (Increase) decrease in
          inventories...................         352           (454)        (1,726)          81       1,390
       Increase in prepaid expenses.....         (34)          (412)           (50)          (3)       (263)
       Increase (decrease) in accounts
          payable.......................         847          6,250            313         (238)     (5,654)
       Increase (decrease) in accrued
          liabilities...................          --          1,063          4,436       (1,421)      2,780
                                            --------       --------      ---------      -------    --------
          Net cash provided by operating
            activities..................       1,713          7,681          8,242        1,506       4,392
                                            --------       --------      ---------      -------    --------
Cash flows from investing activities:
  Additions to property, plant and
     equipment..........................      (1,120)        (1,091)        (4,175)        (287)     (1,362)
  Change to other non-current assets and
     liabilities........................        (321)          (357)        (1,087)        (234)      1,625
  Proceeds from sale of assets..........          --             --         51,704           --          --
  Payment for acquisition of businesses,
     net of cash acquired...............     (22,165)       (56,768)      (135,350)          --     (13,972)
                                            --------       --------      ---------      -------    --------
          Net cash used in investing
            activities..................     (23,606)       (58,216)       (88,908)        (521)    (13,709)
                                            --------       --------      ---------      -------    --------
Cash flows from financing activities:
  Proceeds from senior secured term and
     revolving debt.....................      17,000         48,000         71,500        2,000      12,500
  Proceeds from senior subordinated
     notes..............................          --          8,500        120,000           --          --
  Proceeds from PIK A promissory
     notes..............................          --          3,750             --           --          --
  Proceeds from convertible subordinated
     promissory note....................          --         10,500             --           --          --
  Repayment of borrowings...............          --        (21,450)      (109,952)      (3,450)     (2,188)
  Capital contributions.................       6,000          4,750         10,000           --          --
  Debt issuance and syndication costs...        (780)        (3,272)       (10,721)          --         (24)
                                            --------       --------      ---------      -------    --------
          Net cash provided by (used in)
            financing activities........      22,220         50,778         80,827       (1,450)     10,288
                                            --------       --------      ---------      -------    --------
Increase (decrease) in cash and cash
  equivalents...........................         327            243            161         (465)        971
Cash and cash equivalents, beginning of
  period................................          --            327            570          570         731
                                            --------       --------      ---------      -------    --------
Cash and cash equivalents, end of
  period................................    $    327       $    570      $     731      $   105    $  1,702
                                            ========       ========      =========      =======    ========
Supplemental cash flow disclosure:
  Cash paid for interest................    $  1,179       $  3,759      $   6,660      $ 1,745    $    428
  Income taxes paid.....................    $     --       $     --      $   8,806      $    --    $     --

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

All information related to the three-month period ended March 28, 1998 is unaudited.

NOTE 1 -- THE COMPANY

  Organization

     Windy Hill Pet Food Holdings, Inc. ("Holdings"), a Delaware corporation, is a private holding company formed in April 1996 to invest in pet food processing operations. Holdings owns 100% of its indirect subsidiary, Windy Hill Pet Food Company, Inc. (the "Company"), which is a Minnesota corporation. The Company commenced operations March 1, 1995, under its previous ownership structure as Windy Hill Pet Food Company, L.L.C. ("LLC"). In connection with the Company's acquisition of certain brands from Heinz Pet Products ("Heinz") in April 1996, as further described in Note 3, LLC's net assets were contributed at net book value to Holdings.

     On May 21, 1997, Windy Hill Pet Food Acquisition Co., a newly formed indirect subsidiary of Holdings, merged with and into Hubbard Milling Company ("Hubbard"), and Windy Hill Pet Food Company, Inc. ("Old Windy Hill") purchased all of the stock of Armour Corporation. Concurrently, Hubbard, the surviving corporation in the merger, was renamed Windy Hill Pet Food Company, Inc., and Holdings transferred all of the operating assets and liabilities of Old Windy Hill to the Company (Note 3). The Company was capitalized with a senior secured term debt facility and senior subordinated notes (Note 9).

  Operations

     The Company manufactures and sells dog and cat food products and treats, which are sold throughout the United States. The products are manufactured out of thirteen plants, nine of which are wholly-owned and four of which are managed under joint venture agreements in which the Company owns a 50% equity interest.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The policies utilized by Holdings in the preparation of the consolidated financial statements conform to generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual amounts could differ from these estimates and assumptions. The accompanying consolidated financial statements include the accounts of Holdings and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

  Fiscal Year

     Holdings' fiscal year ends on the last Saturday of December. Certain prior year amounts have been reclassified to conform to the current year's presentation.

  Cash and Cash Equivalents

     Holdings considers all highly liquid financial instruments with a maturity of three months or less to be cash equivalents.

                       WINDY HILL PET FOOD HOLDINGS, INC.

  Inventories

     Inventories are stated at the lower of cost or market value. Cost is determined using the first-in first-out (FIFO) method. Inventories include the cost of raw materials, packaging, labor and manufacturing overhead.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets ranging from four to thirty years. Costs which improve an asset or extend its useful life are capitalized, while repairs and maintenance costs are expensed as incurred. Leasehold improvements are amortized over the estimated useful life of the property or over the terms of the leases, whichever is shorter.

  Goodwill and Other Intangible Assets

     Goodwill and other intangible assets include goodwill, trademarks and certain identifiable intangible assets. Trademarks and goodwill are being amortized over four to forty years using the straight-line method. Other intangible assets are being amortized using the straight-line method over periods ranging from four to five years. Amortization of goodwill and other intangible assets charged against income during the ten-month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997 and for the unaudited three-month periods ended March 29, 1997 and March 28, 1998 was $0.3 million, $1.1 million, $2.9 million, $0.4 million and $0.8 million, respectively.

  Impairment of Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. Holdings has evaluated the carrying value for evidence of impairment, and management believes at December 27, 1997, there were no indications of impairment.

     Holdings assesses the recoverability of long-lived assets by determining whether the recorded balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based upon projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the asset will be impacted if estimated future operating cash flows are not achieved.

  Other Assets

     Other assets consist of debt issuance costs, packaging design costs, and other miscellaneous assets. Debt issuance costs of the senior subordinated notes are being amortized using the interest method over the term of the respective notes. Debt issuance costs of the senior secured debt are being amortized using the straight-line method over the terms of the related debt. Aggregate amortization of debt issuance costs and other assets charged against income in the ten-month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and the unaudited three-month periods ended March 29, 1997 and March 28, 1998 was $67,000, $259,000, $715,000, $98,000, and $241,000,
respectively. Amortization of packaging design costs charged against income was $158,000, $205,000, $283,000, $57,000 and $99,000, for the same periods respectively.

                       WINDY HILL PET FOOD HOLDINGS, INC.

  Disclosure About Fair Value of Financial Instruments

     For purposes of financial reporting, Holdings has determined that the fair value of its financial instruments approximates book value at December 28, 1996, December 27, 1997, and March 28, 1998 (unaudited) based on terms currently available to the Company in financial markets for similar instruments.

  Concentration of Credit Risk

     The Company sells its products to supermarkets, wholesalers and other retailers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and had no significant concentration of credit risk at December 28, 1996, December 27, 1997, and March 28, 1998 (unaudited).

  Income Taxes

     Holdings records income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This method of accounting for income taxes uses an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between he carrying amounts and the tax bases of assets and liabilities.

NOTE 3 -- BUSINESS ACQUISITIONS

     On April 29, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of the Kozy Kitten(R) and Tuffy's(R) dry pet food brands (the "Heinz Business") from Heinz Pet Products ("Heinz"), a division of Heinz, Inc. The purchase price was $52.5 million, which included a contractually agreed upon amount of working capital (as defined in the agreement). In conjunction with the acquisition, the Company and Heinz entered into a royalty-free licensing agreement, which entitles the Company to use the Kozy Kitten trademark and trade name for dry cat food until April 29, 2006. The Trademark License and Option Agreement gives the Company the irrevocable right to purchase the trademark and trade name from Heinz no earlier than April 29, 2001 and no later than April 29, 2006 for a cash payment of $2.5 million. The acquired assets also included a manufacturing facility in Perham, Minnesota. The acquisition was accounted for using the purchase method of accounting and the results of operations have been included since the date of acquisition.

     In order to effect the Heinz Business acquisition and to refinance the $17.0 million of existing debt of LLC at April 29, 1996, the Company entered into a series of financings, as further described in Note 9. The financings included (i) a capital contribution of $19.8 million from Holdings, (ii) senior secured term debt of $43.0 million and a senior secured revolving debt facility of $9.0 million, and (iii) issuance of a senior subordinated note in the amount of $8.5 million.

     The purchase price of the acquired Heinz Business has been allocated to tangible and intangible assets as follows (dollars in thousands):

Cash paid to acquire assets.................................  $ 52,500
Other acquisition costs.....................................     4,257
                                                              --------
                                                                56,757
Cost assigned to net tangible assets........................   (19,282)
                                                              --------
Cost assigned to intangible assets..........................  $ 37,475
                                                              ========

     Concurrent with the 1996 purchase of assets, the Company and Heinz entered into a five year co-packing agreement in which the Company will manufacture certain pet food products for Heinz. The agreement

                       WINDY HILL PET FOOD HOLDINGS, INC.

requires Heinz to meet a minimum supply amount at a co-packing rate which covers the variable costs of the pet food products as well as an amount to cover a specified rate of fixed costs at the Perham facility where the products are manufactured.

     On May 21, 1997, Windy Hill Pet Food Acquisition Co. merged with and into Hubbard, and Old Windy Hill purchased all of the capital stock of Armour Corporation, a holding company which prior to the closing of the transaction owned 5% of the capital stock of Hubbard and after the consummation of the transaction owned 39% of the capital stock of Hubbard. Concurrently, Hubbard, the surviving corporation in the merger, was renamed Windy Hill Pet Food Company, Inc., and Old Windy Hill transferred all the operating assets and liabilities, including $27.0 million of equity and $51.0 million of indebtedness (the "Existing Indebtedness") of Old Windy Hill to the Company. The net combined purchase price of Hubbard and the Armour Corporation stock was approximately $131.1 million (net of cash acquired). For financial reporting purposes, these transactions were accounted for as a purchase of Hubbard by Old Windy Hill and the results of operations of Hubbard have been included since the date of acquisition. The allocation of the purchase price has been finalized.

     The acquisition and the repayment of Existing Indebtedness was financed with (i) a $9.8 million net capital contribution from Holdings, (ii) term debt of $20.0 million and revolving debt of $45.0 million under a $65.0 million senior secured debt facility, and (iii) proceeds from the issuance of $120.0 million of senior subordinated notes. Immediately following the merger, the Company sold its animal feed business to Feed-Rite (US) Animal Feeds, Inc., a subsidiary of the Ridley Group. The net after tax proceeds, subject to certain adjustments, were approximately $50.0 million. The net proceeds were used to repay $5.0 million of the senior secured term debt and $45.0 million of net senior secured revolving debt facility.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     The purchase price of the acquisitions have been allocated to tangible and intangible assets as follows (in thousands):


                                                        HUBBARD
                                                        --------

Cash paid to acquire business, net of cash acquired...  $131,052
Other acquisition costs...............................     5,438
                                                        --------
                                                         136,490
Cost assigned to net tangible assets and assets held
  for sale............................................   (86,305)
                                                        --------
Cost assigned to intangible assets....................  $ 50,185
                                                        ========

     The unaudited pro forma information below has been prepared assuming the businesses were acquired December 31, 1995 (dollars in thousands):

                                                             YEARS ENDED
                                                     ----------------------------
                                                     DECEMBER 27,    DECEMBER 28,
                                                         1997            1996
                                                     ------------    ------------
Net sales..........................................    $208,100        $216,709
                                                       ========        ========
Income before taxes and extraordinary item.........         882           4,465
                                                       ========        ========
Net (loss) income..................................    $ (1,625)       $  2,679
                                                       ========        ========

     These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have resulted had the acquisitions occurred on the date indicated. The pro forma results reflect certain adjustments for amortization, interest expense, fixed overhead and general and administrative expenses.

NOTE 4 -- INVENTORIES

     Inventories consist of the following (dollars in thousands):

                                           DECEMBER 28,   DECEMBER 27,    MARCH 28,
                                               1996           1997           1998
                                           ------------   ------------   ------------
                                                                         (UNAUDITED)
Raw materials............................    $ 1,253        $ 3,004        $ 3,392
Packaging supplies.......................      2,339          5,536          7,036
Finished goods...........................      1,549          4,772          5,056
                                             -------        -------        -------
                                             $ 5,141        $13,312        $15,484
                                             =======        =======        =======

     At December 27, 1997, the Company had commitments to purchase raw materials aggregating approximately $13.2 million.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Land..........................................    $   203         $ 2,663         $ 2,750
Machinery and equipment.......................     17,043          42,882          18,620
Buildings and improvements....................      6,266          16,328          51,211
Furniture and fixtures........................        238           1,390           1,476
Computer equipment............................         70             127             127
Construction-in-progress......................         11           1,626           3,269
                                                  -------         -------         -------
                                                   23,831          65,016          77,453
  Less accumulated depreciation...............      1,347           4,242           5,356
                                                  -------         -------         -------
                                                  $22,484         $60,774         $72,097
                                                  =======         =======         =======

     At December 27, 1997, the Company had commitments for facility construction and related machinery and equipment purchases aggregating approximately $332,000.

NOTE 6 -- INVESTMENTS IN JOINT VENTURES

     The Company has a 50% equity interest in each of four manufacturing joint ventures with each of the following joint venture partners, none of which are affiliates of the Company or Holdings: Merrick PetFoods, Inc., MFA, Inc., J.R. Simplot Company, and Flint River Mills, Inc. See Note 3. The Company accounts for the joint ventures using the equity method of accounting.

NOTE 7 -- GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Goodwill......................................    $ 7,588         $ 35,122       $ 35,122
Trademarks....................................     45,000           66,807         66,807
Other intangibles.............................        332              852            852
                                                  -------         --------       --------
                                                   52,920          102,781        102,781
  Less accumulated amortization...............      1,405            4,316          4,935
                                                  -------         --------       --------
                                                  $51,515         $ 98,465       $ 97,846
                                                  =======         ========       ========

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 8 -- OTHER ASSETS

     Other assets consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Debt issuance costs...........................     $2,978         $10,464         $10,464
Defined benefit pension plan asset............         --           2,474           2,688
Packaging, plate cost and other costs.........      1,059           1,899           2,809
                                                   ------         -------         -------
                                                    4,037          14,837          15,961
  Less accumulated amortization...............        606           1,225           1,829
                                                   ------         -------         -------
                                                   $3,431         $13,612         $14,132
                                                   ======         =======         =======

NOTE 9 -- LONG TERM DEBT

     Long term debt consists of the following (dollars in thousands):

                                                        DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                            1996            1997           1998
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
SENIOR SECURED DEBT
Senior secured tranche A-1 debt; interest rate of
  8.29% at December 28, 1996..........................    $27,550         $     --       $     --
Senior secured tranche A-2 debt; interest rate of
  8.29% at December 28, 1996..........................     14,000               --             --
Senior secured revolving debt facility -- interest
  rate of 8.37% at December 28, 1996..................      2,000               --             --
Senior secured term debt -- interest rate of 8.38% at
  December 27, 1997; principal due in quarterly
  installments through November 21, 2003; floating
  interest rate at the prime rate plus 1.5% or,
  alternatively, the one, three or six month
  Eurodollar rate plus 2.5% payable quarterly at the
  termination of the Eurodollar contract period.......         --           15,000         27,312
Senior secured revolving debt facility -- interest
  rate of 10.0% at December 27, 1997; principal due
  November 21, 2003; floating interest rate at the
  prime rate plus 1.50% or alternatively, the one,
  three, or six month Eurodollar rate plus 2.50%;
  payable quarterly or at the termination of the
  Eurodollar contract period..........................         --            2,000             --
SENIOR SUBORDINATED NOTES
Senior subordinated note issued April 29, 1996; coupon
  interest rate of 12.0% with interest payable
  quarterly; net of original issue discount of
  $949,000............................................      7,551               --             --
Senior subordinated notes issued May 15, 1997 at par
  value of $120,000; coupon interest rate of 9.75%
  with interest payable each May 15 and November 15;
  matures on May 15, 2007.............................         --          120,000        120,000

                       WINDY HILL PET FOOD HOLDINGS, INC.

                                                        DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                            1996            1997           1998
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
PROMISSORY NOTES
PIK A promissory notes issued April 29, 1996; coupon
  interest rate of (i) 10% per annum through April 29,
  2003 and (ii) interest payable at 12.0% per annum
  from April 30, 2003 through December 31, 2005;
  compounded semi-annually with interest payable
  annually beginning April 29, 2004; matures on
  December 31, 2005, with original principal and
  accrued interest through April 29, 2003.............      3,750            3,750          3,750
PIK A-1 promissory note issued May 21, 1997, effective
  April 29, 1996; coupon interest rate of (i) 10% per
  annum through April 29, 2003 and (ii) interest
  payable at 12.0% per annum from April 30, 2003
  through December 31, 2005; compounded semi-annually
  with interest payable annually beginning April 29,
  2004; matures on December 31, 2005, with original
  principal and accrued interest through April 29,
  2003................................................         --              417            417
Convertible subordinated promissory note issued April
  29, 1996; coupon interest rate of (i) 10% per annum
  through April 29, 2003 and (ii) interest payable at
  12.0% per annum from April 30, 2003 through April
  29, 2006; compounded semi-annually with interest
  payable annually beginning April 29, 2004; matures
  on April 29, 2006, with original principal and
  accrued interest through April 29, 2003.............     10,500           10,500         10,500
                                                          -------         --------       --------
                                                           65,351          151,667        161,979
Less: current portion of senior secured debt..........      5,800            1,312          1,500
      current portion of senior secured revolving debt
      facility........................................      2,000            2,000             --
                                                          -------         --------       --------
Long term debt........................................    $57,551         $148,355       $160,479
                                                          =======         ========       ========

     Annual principal payments for the next five years and thereafter consist of the following (dollars in thousands):

                                                              DECEMBER 27,
                                                                  1997
                                                              ------------
1998........................................................    $  3,312
1999........................................................       1,781
2000........................................................       2,156
2001........................................................       2,531
2002........................................................       2,906
Thereafter..................................................     138,981
                                                                --------
                                                                $151,667
                                                                ========

  Senior Secured Debt

     Old Windy Hill and Holdings entered into a Credit and Guarantee Agreement, dated April 29, 1996 (the "Agreement"), with several banks for $43.0 million of senior secured term debt and a senior secured revolving debt facility. The proceeds from the debt were used to acquire certain assets and brands from Heinz, pay fees

                       WINDY HILL PET FOOD HOLDINGS, INC.

and expenses and fund working capital. The debt was guaranteed by Holdings and Old Windy Hill. The Agreement contained optional prepayment provisions with no premium. Substantially all of the assets of Old Windy Hill were pledged as collateral for the debt.

     The Agreement included $9.0 million of available borrowing under a senior secured revolving debt facility, of which $2.5 million was reserved to support the Trademark License and Option Agreement (Note 3). The available borrowings were also subject to limitations related to aggregate inventory and accounts receivable levels. The Agreement required a commitment fee of 0.50% per annum payable quarterly on the unused portions of the revolving debt facility.

     In conjunction with the acquisition of Hubbard, the Company entered into a Credit Agreement, dated May 21, 1997 (the "Credit Agreement"), among Windy Hill Pet Food Acquisition Co., Credit Suisse First Boston, The Chase Manhattan Bank and the several banks and other financial institutions parties thereto, which provided the Company with senior secured debt facilities (the "Senior Bank Facilities") in the aggregate principal amount of $85.0 million. The proceeds from the Senior Bank Facilities and the $120.0 million senior subordinated notes were used to retire the senior secured term debt and the senior secured revolving debt facility under the Agreement.

     The Senior Bank Facilities consist of (i) a senior secured term loan facility providing for term loans to the Company in a principal amount of $20.0 million (the "Term Loan Facility"), (ii) an acquisition debt facility (the "Acquisition Facility") providing revolving loans to the Company for permitted acquisitions in a principal amount of $45.0 million, and (iii) a working capital revolving debt facility providing for revolving loans to the Company and the issuance of letters of credit for the account of the Company as well as swing line loans in an aggregate principal amount of $20.0 million. The senior secured working capital debt facility is subject to a commitment fee of 0.5% per annum payable quarterly on the unused portions of the facility.

     As a result of the Hubbard and Heinz acquisitions, the Existing Indebtedness and the $17.0 million of existing debt of LLC were refinanced and in conjunction with the retirement of those debt facilities, $604,000 (together with unamortized note discounts and other charges totaling $1.2 million in fiscal 1997) and $2.6 million of debt issuance costs were written off as extraordinary items in the statements of operations for the years ended December 28, 1996 and December 27, 1997, respectively. The effective tax rate was applied to the write-off for the year ended December 27, 1997, while no income tax effect was reflected to the write-off for the year ended December 28, 1996, as the write-off was attributable to the members of LLC.

     The Credit Agreement includes restrictive covenants, which limit borrowings, cash dividends, and capital expenditures, while also requiring the Company to maintain certain financial ratios. The Company was in compliance with these covenants at December 27, 1997.

  Senior Subordinated Notes

     On April 29, 1996, Old Windy Hill issued a senior subordinated note (the "Old Note") in the amount of $8.5 million to a bank. The Old Note could be prepaid at any time, subject to a prepayment penalty of 4% in the first year, 3% in the second year, 2% in the third year, and 1% in the fourth year, and no prepayment penalty thereafter.

     The Old Note included a provision for warrants for 10% of the stock of Holdings with a nominal exercise price. The warrants were subject to anti-dilution covenants. The warrants would have expired the later of ten years from the date of issuance or four years after the Old Note has been repaid. The warrants were freely assignable and detachable. The holder of the Old Note also had the right to "put" the warrants or stock to Holdings, beginning after the earlier of five years from the closing, a sale or merger of the Company, or an event of default on the Old Note. The value assigned to the warrants as of the issuance date was $1.0 million and was recorded at Holdings and contributed to Old Windy Hill as paid in capital. The capital contribution was recorded by Old Windy Hill with a corresponding discount to the value of the Old Note. The discount was

                       WINDY HILL PET FOOD HOLDINGS, INC.

being amortized over eight years, or the life of the Old Note. Accumulated amortization as of December 28, 1996 was $51,000. In conjunction with the acquisition of Hubbard, the holder of the Old Note exercised its warrants for common and preferred stock of Holdings and a note due from Holdings for $416,667.

     In conjunction with the acquisition of Hubbard on May 21, 1997, the Company issued $120.0 million of senior subordinated notes (the New Notes). The proceeds from the New Notes, along with the proceeds from the Senior Bank Facilities and a capital contribution from Holdings (Note 3), were used to (i) retire the senior secured term debt and the senior secured revolving debt facility financed under the Agreement, (ii) retire the Old Note and (iii) acquire Hubbard. In connection with the retirement of the Old Note, $606,000 of debt issuance costs were written off as an extraordinary item in the statement of operations for the year ended December 27, 1997. The effective tax rate was applied to the extraordinary item.

     The Company may redeem the New Notes at any time after May 15, 2002, at the redemption price together with accrued and unpaid interest. In addition, the Company may redeem up to $42.0 million of the New Notes at any time prior to May 15, 2002, subject to certain requirements, with the cash proceeds received from one or more equity offerings (as defined), at a redemption price of 109.750% together with accrued and unpaid interest. Upon a change of control (as defined), the Company has an option at any time prior to May 15, 2002, to redeem the New Notes at a redemption price of 100% plus the applicable premium (as defined), together with accrued and unpaid interest. If the Company does not redeem the New Notes or if the change of control occurs after May 15, 2002, the Company is required to offer to repurchase the New Notes at a price equal to 101% together with accrued and unpaid interest.

     The New Notes include restrictive covenants, which limit additional borrowings, cash dividends, sale of assets, mergers and the sale of stock. The Company was in compliance with these covenants at December 27, 1997.

  PIK A Promissory Notes

     On April 29, 1996, Holdings issued $3,750,000 in PIK A promissory notes ("PIK A Notes") to shareholders of Holdings. The PIK A Notes can be prepaid at any time without penalty. The PIK A Notes include restrictive covenants, which limit cash dividends and distributions.

  PIK A-1 Promissory Note

     On May 21, 1997, in conjunction with the exercise of the warrants by the holder of the Old Note, Holdings issued a $416,667 PIK A-1 Note ("PIK A-1 Note"). The PIK A-1 Note can be prepaid at any time without penalty. The PIK A-1
Note includes restrictive covenants, which limit cash dividends and distributions.

  Convertible Subordinated Promissory Note

     On April 29, 1996, Holdings issued a $10.5 million convertible subordinated promissory note ("Promissory Note") to Heinz. The Promissory Note can be prepaid at any time without penalty. The Promissory Note includes restrictive covenants, which limit cash dividends and distributions.

  Interest Rate Hedge Agreements

     The Company uses interest rate collar agreements (the "Agreements") to reduce the impact of changes in interest rates on its floating rate term debt. Premiums paid for such Agreements are being amortized to debt issuance costs over the terms of the Agreements. Unamortized premiums are included in other assets in the balance sheets. Amounts to be paid or received, if any, under the Agreements are recognized as an increase or decrease, respectively, in interest expense. The counterparty to the Company's Agreements is a major financial institution.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     The current effective cap rate is set at 7.50% (plus the applicable margin). The effective floor rate is set at 5.50% (plus the applicable margin). The notional principal under the Agreements is $25.0 million. As of December 28, 1996, and December 27, 1997, the Company had total variable rate debt outstanding in the amount of $43.6 million and $17.0 million, respectively. The aggregate premiums paid for the Agreements was $103,000.

     Under the Agreements, the Company would receive payments from the counterparty if the three-month LIBOR rate exceeds the cap rate and make payment to the counterparties if the three-month LIBOR rate falls below the floor rates. The payments would be calculated based upon the respective notional principal amount. During fiscal 1996 and 1997 the Company made no payments under the Agreements. At December 27, 1997, the three-month LIBOR rate was 5.91%.

     Risk associated with the Agreements include those associated with changes in market value and interest rates. At December 27, 1997, the fair value of the Company's interest rate collars was immaterial and management considers the potential loss in future earnings and cash flows attributable to such Agreements to be immaterial.

NOTE 10 -- TRANSITION RELATED COSTS

     Transition related expenses represent one time costs incurred to integrate the Hubbard acquisition. These costs include transitional employee compensation, relocation expenses, recruiting fees, training costs, system conversion costs and other unique transitional expenses. Transition related costs for the year ended December 27, 1997 were approximately $1.6 million.

NOTE 11 -- INCOME TAXES

     Holdings files a federal income tax return on a consolidated basis with its wholly-owned subsidiaries. State income tax returns are filed by Holdings and the Company on a separate company basis or on a combined basis depending on the particular laws in each state. Holdings' income tax provision is computed as if all income tax returns were filed on a consolidated basis.

     The income tax expense (benefit) is summarized as follows (dollars in thousands):

                                                      TEN MONTH             YEARS ENDED
                                                     PERIOD ENDED   ---------------------------
                                                     DECEMBER 30,   DECEMBER 28,   DECEMBER 27,
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
Current tax expense:
  Federal..........................................      $ --           $ --         $ 7,763
  State............................................        --             --           1,443
                                                         ----           ----         -------
          Total current provision..................        --             --           9,206
                                                         ----           ----         -------
Deferred tax expense (benefit):
  Federal..........................................        --            641          (8,249)
  State............................................        --            183          (1,531)
                                                         ----           ----         -------
          Total deferred expense (benefit).........        --            824          (9,780)
                                                         ----           ----         -------
          Total income tax expense (benefit).......        --           $824         $  (574)
                                                         ====           ====         =======

     Holdings' tax provision in 1997 reflects taxes paid on the gain for tax purposes on the sale of the animal feed business as well as the recognition of a $12.3 million reduction in deferred taxes established for the gain at the time of the acquisition of Hubbard.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     Deferred tax assets and liabilities consist of the following (dollars in thousands):

                                                              DECEMBER 28,   DECEMBER 27,
                                                                  1996           1997
                                                              ------------   ------------
Deferred tax assets -- current:
  Post-retirement benefits..................................    $    --        $  1,006
  Accrued expenses..........................................         --             502
  Package design costs......................................         --             323
  Other.....................................................         30             504
                                                                -------        --------
          Total deferred tax assets -- current..............         30           2,335
                                                                -------        --------
Deferred tax assets -- non-current:
  Loss carryforwards........................................      1,078              --
  State taxes...............................................         --             666
                                                                -------        --------
          Total deferred tax assets -- non-current..........      1,078             666
                                                                -------        --------
Deferred tax liabilities -- non-current:
  Depreciation..............................................       (202)         (7,805)
  Goodwill..................................................     (2,743)         (4,144)
  Prepaid pension...........................................         --            (981)
  Other.....................................................         --            (126)
                                                                -------        --------
          Total deferred tax liabilities -- non-current.....     (2,945)        (13,056)
                                                                -------        --------
          Net deferred tax liability........................    $(1,837)       $(10,055)
                                                                =======        ========

     Holdings has not recorded a valuation allowance for its deferred tax assets. Management believes that Holdings' deferred tax assets are more likely than not to be realized.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (dollars in thousands):

                                                               YEARS ENDED
                                                       ---------------------------
                                                       DECEMBER 28,   DECEMBER 27,
                                                           1996           1997
                                                       ------------   ------------
(Benefit) provision for income taxes at U.S.
  statutory rate.....................................      $638          $(814)
(Decrease) increase in tax resulting from:
  Nondeductible expenses.............................        65            314
  State taxes, net of federal benefit................       121            (74)
                                                           ----          -----
                                                           $824          $(574)
                                                           ====          =====

NOTE 12 -- LEASES

     The Company leases certain facilities, machinery and equipment under operating lease agreements with varying terms and conditions. The leases are noncancellable operating leases which expire on various dates through 2012.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     Future annual minimum lease payments under these leases at December 27, 1997 are summarized as follows (dollars in thousands):

1998........................................................  $  890
1999........................................................     850
2000........................................................     748
2001........................................................     607
2002........................................................     604
Thereafter..................................................   2,037
                                                              ------
                                                              $5,736
                                                              ======

     Rent expense was $159,000, $248,000, $669,000, $160,000, and $412,000 for
the ten-month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and for the unaudited three-month periods ended March 29, 1997 and March 28, 1998, respectively.

NOTE 13 -- SAVINGS AND BENEFIT PLANS

     The Company maintains a defined contribution plan for all employees with eligibility conditioned upon full time employment. The Company makes annual contributions based upon a percent of the employee's annual taxable wages. Vesting in the plan is according to a graduated scale of one third per year with full vesting at the end of the third year of employment. The employer contribution for the ten-month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and the unaudited three-month periods ended March 29, 1997 and March 28, 1998 was $72,000, $206,000 and $369,000, $0,
and $0, respectively. Eligible employees are also given the opportunity to make their own contributions to the plan on a tax deferred basis.

  Employee Benefit Plans

     In connection with the acquisition of Hubbard, the Company succeeded in interest to two noncontributory, defined benefit pension plans covering hourly and salaried employees. The following tables set forth the funded status of the pension plans and the amount recognized in the Company's balance sheet as of December 27, 1997 (dollars in thousands):

                                                        HOURLY     SALARIED
                                                         PLAN        PLAN       TOTAL
                                                        -------    --------    -------
Actuarial present value of benefit obligations:
  Vested..............................................  $ 5,382    $ 9,739     $15,122
  Nonvested...........................................      325        311         636
                                                        -------    -------     -------
          Accumulated benefit obligation..............    5,707     10,050      15,758
Effect of projected future salary increases...........        1        939         940
                                                        -------    -------     -------
          Projected benefit obligation................    5,708     10,989      16,698
Market value of plan assets...........................    5,894     15,323      21,217
                                                        -------    -------     -------
          Plan assets in excess of projected benefit
            obligation................................      186      4,334       4,519
Unrecognized net gain.................................     (596)    (1,449)     (2,045)
                                                        -------    -------     -------
          (Pension liability) prepaid pension cost....  $  (410)   $ 2,885     $ 2,474
                                                        =======    =======     =======

                       WINDY HILL PET FOOD HOLDINGS, INC.

                                                        HOURLY     SALARIED
                                                         PLAN        PLAN       TOTAL
                                                        -------    --------    -------
The net periodic pension cost (benefit) components
  were as follows for the year ended December 27, 1997
  (dollars in thousands):
  Service cost earned during the year.................  $    54    $   148     $   202
  Interest cost on projected benefit obligation.......      277        531         808
  Actual return on plan assets........................   (1,340)    (2,775)     (4,115)
  Deferred gain.......................................      987      1,882       2,869
                                                        -------    -------     -------
          Pension (benefit)...........................  $   (22)   $  (214)    $  (236)
                                                        =======    =======     =======

     The principal actuarial assumptions used for December 27, 1997 were:

                                                              HOURLY   SALARIED
                                                               PLAN      PLAN
                                                              ------   --------
Discount rate...............................................  7.25%     7.25%
Long-term rate of compensation increase.....................   5.0%      5.0%
Long-term rate of return on plan assets.....................   8.0%      8.0%

  Other Benefits

     In connection with the acquisition of Hubbard, the Company acquired a retiree medical payment plan, which provides health care benefits for eligible retired associates and their covered dependents and spouses. Employees must be 55 years or older with 10 years of service upon retirement to be eligible for coverage under the current plan. Depending on the date of retirement, the retiree must pay the premium cost associated with health care coverage. The plan is not funded.

     The accumulated post-retirement obligation included the following components (dollars in thousands):

Retirees....................................................  $2,046
Eligible active plan participants...........................     114
Other active plan participants..............................     672
                                                              ------
          Accumulated post-retirement benefit obligation....   2,832
Unrecognized loss...........................................     318
                                                              ------
          Accrued post-retirement benefit obligation........  $2,514
                                                              ======

     Under Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, postretirement benefit expense included the following components (dollars in thousands):

Current service.............................................  $ 27
Interest on accumulated benefits obligation.................   111
                                                              ----
          Total postretirement benefit expense..............  $138
                                                              ====

     The discount rate used to determine the accumulated post-retirement benefit obligation was 7.25%. The assumed health care cost trend rate used to measure the obligation was 9.7% for 1997. A one-percentage point increase in the assumed health care cost trend rate would have increased the 1997 accumulated post-retirement obligation by $341,000.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 14 -- RELATED PARTY TRANSACTIONS

     The Company is party to an Amended and Restated Management Services Agreement, dated as of May 2, 1997, with Dartford Partnership, L.L.C. ("Dartford") pursuant to which Dartford provides management oversight to the Company. Management services provided by Dartford include, but are not limited to, operations oversight, corporate and financial planning, identification of possible acquisitions and advice on the financing thereof and definition and development of business opportunities. In the ten-month period ended December 30, 1995, and the years ended December 28, 1996 and December 27, 1997, the Company paid a total of $250,000, $458,000 and $807,000, respectively, in management fees to Dartford, a member of LLC, who is also a shareholder of Holdings. The annual management fee was $250,000 prior to the acquisition of the Heinz Pet Food Brands, $500,000 prior to the merger of Old Windy Hill and Hubbard, and $1.0 million after the merger of Old Windy Hill and Hubbard. The terms of the Amended and Restated Management Services Agreement were negotiated among the equity investors of Holdings.

     In connection with the acquisitions of the Heinz pet food brands and Hubbard, the Company paid to certain members of LLC and shareholders of Holdings, who are also represented on the Board of Directors or officers of the Company and beneficial owners, fees for services rendered in connection with the acquisitions of Heinz pet food brands and Hubbard and related financing of acquisitions. The aggregate amount paid to certain members of LLC and shareholders of Holdings was $2.5 million and was funded by the proceeds of the financings. Of this $2.5 million, $1.8 million was paid to Dartford and $0.7 million was paid to Bruckmann, Rosser, Sherrill & Co. The fee amounts were negotiated among the equity investors of Holdings.

     The Company paid certain members of LLC fees totaling $420,000 during the ten-month period ended December 30, 1995 and $525,000 during the year ended December 28, 1996. The fees were paid for services provided in identifying, negotiating and consummating the Company's acquisitions. The fees were included in the costs of the acquisitions.

NOTE 15 -- INCENTIVE COMPENSATION PLAN

     The Windy Hill Pet Food Holdings, Inc. Stockholders Agreement ("Stockholders Agreement") dated as of April 29, 1996 and amended as of May 21, 1997, contains an incentive compensation arrangement (the "Incentive Plan") a means by which certain key employees and other specifically designated persons ("Key Personnel") of the Company, and/or affiliated with the Company, may be given an opportunity to benefit from the appreciation in value of the Company. Under the Incentive Plan, Key Personnel were issued non-voting Class B Common Stock of Holdings ("Class B Stock"), at a $.01 per share, as a means to participate in the appreciation of the Company. The Class B Stock is subject to vesting requirements based on terms of employment or other factors. A portion of the vesting period was deemed achieved at date of issuance of the Class B Stock.

     The holders of vested Class B Stock will be entitled to receive certain payments or distributions based on the amounts paid or distributed to investors in Holdings. In general, there will be no payments to holders of vested Class B Stock until the Preferred Series A and B Stock of Holdings ("Preferred Stock") and associated accrued and unpaid dividends on the Preferred Stock, and Class A Common Stock of Holdings ("Class A Stock") have received their respective return of capital. The type of payment will be cash or non-cash consideration, depending on the type of distribution to the Holdings' investors. Shares of Class B Stock are convertible into an equal number of shares of Class A Stock once the Preferred Stock and Class A Stock have received their priority distribution.

     Based on management's assessment of the valuation of the Company at the date of issuance of the Class B Stock, there was no excess value attributable to the Class B stock and therefore, no accrual for compensation expense was necessary.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 16 -- STOCKHOLDERS' EQUITY

     On February 28, 1995, under Old Windy Hill's previous ownership structure, LLC was initially capitalized with a capital contribution from its members in the gross amount of $6.0 million. Offering costs associated with this capital contribution were $109,000. In connection with the acquisition of the Heinz Business (Note 3), LLC contributed its capital in the net amount of $5.9 million to Holdings. In exchange for the net capital contribution, LLC was issued Series B preferred stock and 500 shares of Class A common stock.

     On April 29, 1996, Holdings was capitalized with LLC's net capital contribution and an additional capital contribution from its shareholders in the gross amount of approximately $4.8 million. Offering costs associated with this capital contribution were $210,000. The aggregate equity capital along with the PIK A Notes and the Promissory Note were contributed to the Company and used to fund the Company's acquisition of certain assets from Heinz.

     On May 21, 1997, the shareholders of Holdings contributed an additional gross capital contribution of $10.0 million. Offering costs associated with this capital contribution were $224,000. In connection with the acquisition of Hubbard (Note 3), Holdings contributed its additional capital in the net amount of approximately $9.8 million to the Company. In exchange for the net capital contribution, the shareholders were issued 1,428.6 shares of Class A common stock.

  Preferred Stock

     Each holder of preferred stock is entitled to a cumulative 10% annual stock dividend on the stated value through April 29, 2003. Thereafter, each holder is entitled to a cumulative 12% annual return on the stated value. Each share of preferred stock (i) is not entitled to vote, with few exceptions, (ii) can be redeemed at the option of Holdings, and (iii) possess anti-dilution privileges. The stock dividend is payable upon the Board of Directors' approval and payment is also restricted by the Credit Agreement. In addition, when the holder of the Old Note exercised its warrants, the holder was issued 416.667 shares of Series B preferred stock of Holdings. The Company also has authorized 45,000 shares of Series A preferred stock with no shares issued.

  Common Stock

     In addition to the Company's issued and outstanding Class A common stock, the Company has also authorized 2,000 shares of Class B common stock, with 569 shares issued and outstanding. Under the securities purchase agreements dated April 29, 1996 and May 21, 1997, certain officers and Dartford were issued Class B common stock, par value $0.01 per share. In addition, when the holder of the Old Note exercised its stock warrants, the holder was issued 111.11 shares of Class A common stock of Holdings and 27.77 shares of Class B common stock of Holdings.

  Warrants

     On April 28, 1996, warrants were issued to a bank affiliate (Note 9), which entitled the holder to purchase up to 10% of the stock of Holdings at a nominal exercise price. The holder of the warrants was also the holder of the Old Note. The warrants were subject to anti-dilution covenants. The warrants expired the later of ten years from closing or four years after the Old Note was repaid. The holder of the warrants also had the right to "put" the warrants or stock to Holdings at a price as specified in the agreement, beginning after the earlier of five years from the closing, a sale or merger of the Company, or an event of default on the Old Note.

     On May 21, 1997, in conjunction with the merger of Hubbard and Old Windy Hill and payment of the Old Note, the holder of the warrants exercised the warrants in exchange for 416.667 shares of Series B preferred stock of Holdings,
111.11 shares of Class A common stock of Holdings, 27.77 shares of Class B

                       WINDY HILL PET FOOD HOLDINGS, INC.

common stock of Holdings and was issued a PIK A-1 Promissory Note of Holdings in the principal amount of $416,667.

NOTE 17 -- COMMITMENTS AND CONTINGENCIES

     The Company is subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation will not have a material adverse effect on the Company's financial condition or results of operations.

NOTE 18 -- SUBSEQUENT EVENT (UNAUDITED)

     On February 23, 1998, the Company acquired all of the assets of the pet food division (the "AGP Business") of Consolidated Nutrition, L.C. The assets acquired by the Company include four plants located in the states of Alabama, Kansas, Missouri and Nebraska. The Company intends to use the acquired assets to produce its current products. The purchase price was approximately $12.4 million. The acquisition was accounted for using the purchase method of accounting. The Company financed the acquisition of the AGP Business and related costs with a $12.5 million borrowing under the terms of its Acquisition Facility.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited condensed pro forma financial statements consist of
(i) the unaudited pro forma statements of operations of Doane Products Company (the "Company") for the fiscal year ended December 31, 1997 and for the three months ended March 31, 1998 and the unaudited pro forma balance sheet as of March 31, 1998 and related notes, (ii) the unaudited pro forma statements of operations of Windy Hill for the fiscal year ended December 27, 1997 and for the three months ended March 28, 1998 and the unaudited pro forma balance sheet as of March 28, 1998 and related notes, and (iii) the unaudited pro forma statements of operations of the Company and Windy Hill on a combined basis for the fiscal year ended December 31, 1997 and for the three months ended March 31, 1998 and the unaudited pro forma balance sheet as of March 31, 1998 and related notes. The unaudited pro forma financial statements of the Company give effect to the IPES Acquisition as if such transactions had occurred on January 1, 1997. The unaudited pro forma financial statements of Windy Hill give effect to the acquisitions of Hubbard, AGP, NuPet, Deep Run and the purchase by Windy Hill of certain joint venture interests held by third parties as if such transactions had occurred on January 1, 1997. The combined unaudited pro forma statements of operations give effect to the pro forma results of the Company and Windy Hill for the entire periods indicated and the combined unaudited pro forma balance sheet gives effect to the IPES Acquisition and Windy Hill Merger, including the pro forma effects of each of the transactions included in the pro forma financial statements of Windy Hill, in each case as if such transactions had occurred on March 31, 1998. The merger of the Company and Windy Hill is anticipated upon the consummation of certain refinancing transactions.

     The historical data of the Company for the fiscal year ended December 31, 1997 have been derived from the Company's audited consolidated financial statements and the historical data for the three months ended March 31, 1998 have been derived from the unaudited interim financial statements of the Company. The historical data of Windy Hill have been derived from its audited financial statements for the year ended December 27, 1997 and for the unaudited three-month period ended March 28, 1998.

     The unaudited condensed pro forma financial statements are based on assumptions and include adjustments as explained in the notes thereto. The unaudited condensed pro forma financial statements are not necessarily indicative of the actual financial results if the transactions described in the preceding paragraph had been effective on and as of the dates indicated and should not be indicative of operations in future periods or as of future dates.

     COMBINED DOANE PRODUCTS COMPANY AND WINDY HILL PET FOOD HOLDINGS, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                           PRO FORMA
                                                PRO FORMA    PRO FORMA    ADJUSTMENTS
                                                 COMPANY     WINDY HILL      FOR         COMBINED
                                                   (See         (See      WINDY HILL      COMPANY
                                               Table 1-A)   Table 2-A)      MERGER        PRO FORMA
                                               ----------   ----------   -----------     ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.....................................   $585,837     $304,041      $(4,197)(a)   $885,681
Cost of goods sold............................    500,384      231,441           --        731,825
                                                 --------     --------      -------       --------
Gross profit..................................     85,453       72,600       (4,197)       153,856
Operating expenses:
     Promotion and distribution...............     32,956       37,377       (4,197)(a)     66,136
     Selling, general and administrative......     19,231       16,507       (1,774)(b)     33,964
Non-recurring transition costs................         --        1,571           --          1,571
                                                 --------     --------      -------       --------
     Income from operations...................     33,266       17,145        1,774         52,185
Interest expense, net.........................     24,414       19,183           --         43,597
Equity in earnings of joint ventures..........       (186)        (480)          --           (666)
Other expense, net............................        (45)          66           --             21
                                                 --------     --------      -------       --------
     Income (loss) before taxes...............      9,083       (1,624)       1,774          9,233
Income tax expense (benefit)..................      3,197         (388)         804(c)       3,613
                                                 --------     --------      -------       --------
     Income (loss) before extraordinary
       items..................................   $  5,886     $ (1,236)     $   970       $  5,620
                                                 ========     ========      =======       ========
Basic and diluted earnings per share..........                                            $  5,620
Basic and diluted weighted average number of
  shares outstanding..........................                                               1,000

      See accompanying notes to unaudited pro forma financial statements.

     COMBINED DOANE PRODUCTS COMPANY AND WINDY HILL PET FOOD HOLDINGS, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                            PRO FORMA
                                                 PRO FORMA   PRO FORMA     ADJUSTMENTS
                                                  COMPANY    WINDY HILL        FOR        COMBINED
                                                    (See        (See        WINDY HILL    COMPANY
                                                 Table 1-B)   Table 2-B)      MERGER      PRO FORMA
                                                 ----------   ----------   -----------    ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................................   $150,565     $ 80,283      $(1,046)(a)   $229,802
Cost of goods sold.............................    124,715       60,677           --        185,392
                                                  --------     --------      -------       --------
Gross profit...................................     25,850       19,606       (1,046)        44,410
Operating expenses:
     Promotion and distribution................      8,594        8,729       (1,046)(a)     16,277
     Selling, general and administrative.......      5,905        4,656         (732)(b)      9,829
Non-recurring transition costs.................         --          160           --            160
                                                  --------     --------      -------       --------
     Income from operations....................     11,351        6,061          732         18,144
Interest expense, net..........................      5,942        4,809           --         10,751
Equity in earnings of joint ventures...........        (27)        (161)          --           (188)
Other expense, net.............................        (45)         (50)          --            (95)
                                                  --------     --------      -------       --------
     Income before taxes.......................      5,481        1,463          732          7,676
Income tax expense.............................      1,924          631          302(c)       2,857
                                                  --------     --------      -------       --------
     Income before extraordinary items.........   $  3,557     $    832      $   430       $  4,819
                                                  ========     ========      =======       ========
Basic and diluted earnings per share...........                                            $  4,819
Basic and diluted weighted average number of
  shares outstanding...........................                                               1,000


      See accompanying notes to unaudited pro forma financial statements.

     COMBINED DOANE PRODUCTS COMPANY AND WINDY HILL PET FOOD HOLDINGS, INC.
             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(a) Adjustment to reclassify $4,197 for the year ended December 27, 1997 and $1,046 for the three months ended March 28, 1998 of Windy Hill's cash discounts to net sales from promotion and distribution expenses to conform the accounting policies of Windy Hill to those of the Company.

(b) Adjustments to selling, general and administrative expenses to eliminate certain nonrecurring fees and expenses and recognize additional amortization of goodwill resulting from the Windy Hill Merger are set forth below:

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1997           1998
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
      Headcount reductions..................................     $1,177         $ 535
      Advisory fees.........................................      1,107           325
      Amortization of goodwill ($20.4 million amortized over
       40 years)............................................       (510)         (128)
                                                                 ------         -----
                                                                 $1,774         $ 732
                                                                 ======         =====

     The Company has determined that the services performed by certain former employees of Windy Hill will no longer be required and those services will be performed by existing employees of the Company.

(c) Reflects an adjustment to income tax expense at the effective rate of 35.2% for the year ended December 31, 1997 and 35.1% for the three months ended March 31, 1998 based on the Company's effective rate for such periods. In calculating the tax adjustment, the goodwill amortization as calculated in
     (b) above has not been tax effected as it is non-deductible for tax purposes.

     COMBINED DOANE PRODUCTS COMPANY AND WINDY HILL PET FOOD HOLDINGS, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1998

ASSETS

                                                 PRO FORMA     PRO FORMA     ADJUSTMENTS
                                                  COMPANY      WINDY HILL       FOR           COMBINED
                                                    (See          (See       WINDY HILL        COMPANY
                                                 Table 1-C)    Table 2-C)      MERGER         PRO FORMA
                                                ------------   ----------   -----------       ---------
                                                                    (IN THOUSANDS)
Current assets:
     Cash and cash equivalents................    $  2,699      $  1,945           --         $  4,644
     Trade and other accounts receivable,
       net....................................      63,366        21,856           --           85,222
     Inventories..............................      35,054        18,314           --           53,368
     Deferred income tax benefits.............          --         2,360      $ 2,800(c)         5,160
     Prepaid expenses and other assets........       5,496         2,176           --            7,672
                                                  --------      --------      -------         --------
          Total current assets................     106,615        46,651        2,800          156,066
Property, plant and equipment, net............     115,379        78,275           --          193,654
Goodwill, net.................................     135,339       108,518       20,355(a)       264,212
Other assets..................................      13,716        16,724           --           30,440
                                                  --------      --------      -------         --------
          Total assets........................    $371,049      $250,168      $23,155         $644,372
                                                  ========      ========      =======         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt...    $ 12,846      $  1,910           --         $ 14,756
     Accounts payable.........................      37,678        17,027           --           54,705
     Accrued liabilities......................      17,606        11,424      $17,500(a)(c)     46,530
                                                  --------      --------      -------         --------
          Total current liabilities...........      68,130        30,361       17,500          115,991
Long-term debt, excluding current
  installments................................     224,559       179,719           --          404,278
Post-retirement benefit liability.............       4,065         2,641           --            6,706
Deferred income tax liability.................       6,275        13,059           --           19,334
Other long term liabilities                             --         3,043           --            3,043
                                                  --------      --------      -------         --------
          Total liabilities...................     303,029       228,823       17,500          549,352
Preferred Stock...............................      32,277            --           --           32,277
Stockholders' equity
     Common Stock.............................          --            --           --
     Additional paid-in capital...............      41,925        25,183       32,200(a)        74,125
                                                                              (25,183)(b)
     Retained earnings (deficit)..............      (6,182)       (3,838)       3,838(b)       (11,382)
                                                                               (5,200)(c)
                                                  --------      --------      -------         --------
          Total stockholders' equity..........      35,743        21,345        5,655           62,743
                                                  --------      --------      -------         --------
          Total liabilities and stockholders'
            equity............................    $371,049      $250,168      $23,155         $644,372
                                                  ========      ========      =======         ========

      See accompanying notes to unaudited pro forma financial statements.

     COMBINED DOANE PRODUCTS COMPANY AND WINDY HILL PET FOOD HOLDINGS, INC.
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(a) To record the purchase of all of the issued and outstanding common stock of Windy Hill for approximately eight million shares valued at approximately $32,200. The transaction was accounted for as a purchase with the purchase price and direct acquisition costs of $9,500 allocated based on fair value of assets acquired and liabilities assumed. Goodwill of approximately $20,355, was recorded in connection with the transaction.

(b)  To record equity adjustments associated with the Windy Hill Merger.

(c) To accrue estimated severance and other transition expenses directly related to the Windy Hill Merger in the amount of $8,000 net of a tax benefit of $2,800. The adjustment has not been reflected in the Pro Forma Statement of Operations and will be charged to operations upon the consummation of the refinancing transaction.

                                   TABLE 1-A

                             DOANE PRODUCTS COMPANY
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                               COMPANY         IPES       ADJUSTMENTS FOR     PRO FORMA
                                              HISTORICAL    HISTORICAL    IPES ACQUISITION     COMPANY
                                              ----------    ----------    ----------------    ---------
                                                                   (IN THOUSANDS)
Net sales..................................    $564,741      $21,096          $    --         $585,837
Cost of goods sold.........................     482,896       17,205              283(a)       500,384
                                               --------      -------          -------         --------
Gross profit...............................      81,845        3,891             (283)          85,453
Operating expenses:
  Promotion and distribution...............      31,876        1,080               --           32,956
  Selling, general and administrative......      17,985          788              458(b)        19,231
                                               --------      -------          -------         --------
     Income from operations................      31,984        2,023             (741)          33,266
Interest expense, net......................      22,463          117            1,834(c)        24,414
Equity in earnings of joint venture........        (186)          --               --             (186)
Other expense, net.........................          84         (129)              --              (45)
                                               --------      -------          -------         --------
     Income before taxes...................       9,623        2,035           (2,575)           9,083
Income tax expense.........................       3,389          674             (866)(d)        3,197
                                               --------      -------          -------         --------
     Income before extraordinary items.....    $  6,234      $ 1,361          $(1,709)        $  5,886
                                               ========      =======          =======         ========

      See accompanying notes to unaudited pro forma financial statements.

                                   TABLE 1-B

                             DOANE PRODUCTS COMPANY
             UNAUDITED CONDENSED PRO FORMA STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                 COMPANY        IPES      ADJUSTMENTS FOR     PRO FORMA
                                                HISTORICAL   HISTORICAL   IPES ACQUISITION     COMPANY
                                                ----------   ----------   ----------------    ---------
                                                                    (IN THOUSANDS)
Net sales.....................................   $144,497      $6,068          $  --          $150,565
Cost of goods sold............................    119,967       4,681             67(a)        124,715
                                                 --------      ------          -----          --------
Gross profit..................................     24,530       1,387            (67)           25,850
Operating expenses:
  Promotion and distribution..................      8,434         160             --             8,594
  Selling, general and administrative.........      5,650         145            110(b)          5,905
                                                 --------      ------          -----          --------
     Income from operations...................     10,446       1,082           (177)           11,351
Interest expense, net.........................      5,422          74            446(c)          5,942
Equity in earnings of joint venture...........        (27)         --             --               (27)
Other expense, net............................         (4)        (41)            --               (45)
                                                 --------      ------          -----          --------
     Income before taxes......................      5,055       1,049           (623)            5,481
Income tax expense............................      1,776         335           (187)(d)         1,924
                                                 --------      ------          -----          --------
     Income before extraordinary items........   $  3,279      $  714          $(436)         $  3,557
                                                 ========      ======          =====          ========

      See accompanying notes to unaudited pro forma financial statements.

                             DOANE PRODUCTS COMPANY
              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

(a) Adjustment to reflect $283 for the year ended December 31, 1997 and $67 for the three months ended March 31, 1998 of additional depreciation resulting from the write-up of property, plant and equipment to fair value related to the IPES Acquisition.

(b) Adjustment to reflect $458 for the year ended December 31, 1997 and $110 for the three months ended March 31, 1998 of additional goodwill and intangible amortization resulting from the IPES Acquisition.

(c)  Adjustments to interest expense to reflect the following:

                                                                                THREE MONTHS
                                                                  YEAR ENDED       ENDED
                                                                 DECEMBER 31,    MARCH 31,
                                                                     1997           1998
                                                                 ------------   ------------
                                                                       (IN THOUSANDS)
   Effect of additional financing incurred in connection with
     the IPES Acquisition ($28.3 million at 6.2%)..............     $1,760          $428
   Additional amortization of deferred financing cost resulting
     from the IPES Acquisition.................................         74            18
                                                                    ------          ----
                                                                    $1,834          $446
                                                                    ======          ====

(d) Reflects an adjustment to income tax expense at the effective rate of 35.2% for the year ended December 31, 1997 and 35.1% for the three months ended March 31, 1998 based on the Company's effective rate for such periods.

                                   TABLE 1-C

                             DOANE PRODUCTS COMPANY
                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1998

                                                                             ADJUSTMENTS
                                                  COMPANY         IPES        FOR IPES      PRO FORMA
                                                 HISTORICAL    HISTORICAL    ACQUISITION     COMPANY
                                                 ----------    ----------    -----------    ---------
                                                                    (IN THOUSANDS)
ASSETS
Current assets:
     Cash and cash equivalents.................   $     --      $ 1,743       $    956(d)   $  2,699
     Trade accounts receivable, net............     59,703        3,663             --        63,366
     Inventories...............................     33,048        1,878            128(a)     35,054
     Prepaid expenses and other assets.........      4,863          633             --         5,496
                                                  --------      -------       --------      --------
          Total current assets.................     97,614        7,917          1,084       106,615
Property, plant and equipment, net.............    101,337       11,269          2,773(a)    115,379
Goodwill, net..................................    122,068           --         13,271(b)    135,339
Other assets, net..............................     12,709           34            973(c)     13,716
                                                  --------      -------       --------      --------
          Total assets.........................   $333,728      $19,220       $ 18,101      $371,049
                                                  ========      =======       ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt....   $ 11,667      $    --       $  1,179(d)   $ 12,846
     Accounts payable..........................     32,886        4,792             --        37,678
     Accrued liabilities.......................     15,859          701          1,046(e)     17,606
                                                  --------      -------       --------      --------
          Total current liabilities............     60,412        5,493          2,225        68,130
Long-term debt, excluding current
  installments.................................    195,286        2,113         27,160(d)    224,559
Post-retirement benefit liability..............      4,065           --             --         4,065
Deferred income tax liability..................      5,945          330             --         6,275
                                                  --------      -------       --------      --------
          Total liabilities....................    265,708        7,936         29,385       303,029
Preferred Stock................................     32,277           --             --        32,277
Stockholders' equity:
     Common Stock..............................         --        1,809         (1,809)(f)        --
     Additional paid-in capital................     41,925        3,884         (3,884)(f)    41,925
     Retained earnings (deficit)...............     (6,182)       5,591         (5,591)(f)    (6,182)
                                                  --------      -------       --------      --------
          Total stockholders' equity...........     35,743       11,284        (11,284)       35,743
                                                  --------      -------       --------      --------
          Total liabilities and stockholders'
            equity.............................   $333,728      $19,220       $ 18,101      $371,049
                                                  ========      =======       ========      ========

      See accompanying notes to unaudited pro forma financial statements.

                             DOANE PRODUCTS COMPANY
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1998

(a) Adjustment to reflect the write-up of inventory and property, plant and equipment to fair value.

(b) Adjustment to reflect the excess of cost over the fair value of net assets purchased in the IPES Acquisition. Goodwill is being amortized on a straight-line basis over a forty-year period.

(c) Adjustment to reflect deferred financing costs and other intangibles resulting from the IPES Acquisition. Deferred financing costs and other intangibles are being amortized over 7 years and 5 years, respectively.

(d) Reflects the adjustment to record the debt incurred to fund the IPES Acquisition and related transaction expenses.

(e)  Adjustment to reflect accruals for costs associated with the IPES
     Acquisition.

(f)  Represents the equity adjustments associated with the IPES Acquisition.

                                   TABLE 2-A

                       WINDY HILL PET FOOD HOLDINGS, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 27, 1997

                                                                                                        PRO FORMA
                                                                                             OTHER     ADJUSTMENTS
                                   WINDY HILL        HUBBARD         AGP        DEEP RUN    ACQUISI-       FOR         PRO FORMA
                                  HISTORICAL(a)   HISTORICAL(b)   HISTORICAL   HISTORICAL   TIONS(c)   ACQUISITIONS    WINDY HILL
                                  -------------   -------------   ----------   ----------   --------   ------------    ----------
                                                                          (IN THOUSANDS)
Net sales.......................    $164,288         $42,332       $46,194      $28,667     $ 22,560     $    --        $304,041
Cost of goods sold..............     113,288          32,222        43,809       23,400       19,806      (1,084)(d)     231,441
                                    --------         -------       -------      -------     --------     -------        --------
Gross profit....................      51,000          10,110         2,385        5,267        2,754       1,084          72,600
Operating expenses:
    Promotion and
      distribution..............      28,980           4,583           749        1,548        1,517          --          37,377
    Selling, general and
      administrative............      10,886           1,156         1,832        1,340          496         797(e)       16,507
Non-recurring transition
  costs.........................       1,571              --            --           --           --          --           1,571
                                    --------         -------       -------      -------     --------     -------        --------
    Income from operations......       9,563           4,371          (196)       2,379          741         287          17,145
Interest expense, net...........      12,241              --            --           58           --       6,884(f)       19,183
Equity in earnings of joint
  ventures......................        (377)           (467)           --           --           --         364(g)         (480)
Other expense, net..............          93             (60)           41            2          (10)         --              66
                                    --------         -------       -------      -------     --------     -------        --------
    Income before taxes.........      (2,394)          4,898          (237)       2,319          751      (6,961)         (1,624)
Income tax expense (benefit)....        (574)             --            --           --           --         186(h)         (388)
                                    --------         -------       -------      -------     --------     -------        --------
Income (loss) before
  extraordinary items...........    $ (1,820)        $ 4,898       $  (237)     $ 2,319     $    751     $(7,147)       $ (1,236)
                                    ========         =======       =======      =======     ========     =======        ========

      See accompanying notes to unaudited pro forma financial statements.

                                   TABLE 2-B

                       WINDY HILL PET FOOD HOLDINGS, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 28, 1998

                                                                                                      PRO FORMA
                                                                                           OTHER     ADJUSTMENTS
                                                     WINDY HILL               DEEP RUN    ACQUISI-       FOR         PRO FORMA
                                                    HISTORICAL(a)   AGP(b)   HISTORICAL   TIONS(c)   ACQUISITIONS   WINDY HILL
                                                    -------------   ------   ----------   --------   ------------   -----------
                                                                                  (IN THOUSANDS)
Net sales.........................................     $61,769      $5,703     $8,551      $4,260       $  --         $80,283
Cost of goods sold................................      44,737       5,378      7,293       3,418        (149)(d)      60,677
                                                       -------      ------     ------      ------       -----         -------
Gross profit......................................      17,032        325       1,258         842         149          19,606
Operating expenses:
    Promotion and distribution....................       8,018         83         390         238          --           8,729
    Selling, general and administrative...........       3,993        133         303         161          66(e)        4,656
Non-recurring transition costs....................         160         --          --          --          --             160
                                                       -------      ------     ------      ------       -----         -------
    Income from operations........................       4,861        109         565         443          83           6,061
Interest expense, net.............................       4,123          5          --          --         681(f)        4,809
Equity in earnings of joint ventures..............        (266)        --          --          --         105(g)         (161)
Other expense, net................................          29         14         (92)         (1)         --             (50)
                                                       -------      ------     ------      ------       -----         -------
    Income before taxes...........................         975         90         657         444        (703)          1,463
Income tax expense (benefit)......................         473         --          --          --         158(h)          631
                                                       -------      ------     ------      ------       -----         -------
    Income (loss) before extraordinary items......     $   502      $  90      $  657      $  444       $(861)        $   832
                                                       =======      ======     ======      ======       =====         =======

      See accompanying notes to unaudited pro forma financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.
             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(a) Windy Hill was a private holding company which owned 100% of its subsidiary, Windy Hill Pet Food Company, Inc.

(b) Includes results of Hubbard for the period from January 1, 1997 to May 21, 1997 (the date of acquisition) for the fiscal year ended December 27, 1997. Includes results for AGP for the period from January 1, 1998 to February 23, 1998 (the date of acquisition) for the three month period ended March 28, 1998.

(c) Other acquisitions include the purchase of NuPet and the remaining 50% interest not previously owned in the Cartersville, Georgia and the Maumee, Ohio joint ventures. For the fiscal year ended December 27, 1997, results of NuPet and Cartersville are included for the entire year and results of Maumee are included from January 1, 1997 to August 31, 1997 (the date of acquisition). For the three month period ended March 28, 1998, results of NuPet are included for the entire period and results of Cartersville are included from January 1, 1998 to February 28, 1998 (the date of acquisition).

(d) Adjustment to cost of goods sold to reflect $1,084 for the year ended December 27, 1997 and $149 for the three months ended March 28, 1998 of reductions in depreciation expense resulting from the Hubbard, AGP, NuPet, Cartersville and Maumee acquisitions (the "1998 Acquisitions") Acquisitions.

(e) Adjustments to selling, general and administrative expense reflect $797 for the year ended December 27, 1997 and $66 for the three months ended March 28, 1998 of additional amortization of goodwill resulting from the 1997 Acquisitions.

(f)  Adjustment to interest expense to reflect the following:

                                                        YEAR ENDED       THREE MONTHS ENDED
                                                     DECEMBER 27, 1997     MARCH 28, 1998
                                                     -----------------   ------------------
                                                                 (IN THOUSANDS)
Effect of additional financing incurred in
  connection with the 1997 Acquisitions ($66.1
  million at 9.5% for the year and $28.4 million at
  9.5% for the quarter)............................       $6,302                $680
Additional amortization of deferred financing cost
  resulting from the 1997 Acquisitions.............          582                   1
                                                          ------                ----
                                                          $6,884                $681
                                                          ======                ====

(g) To eliminate equity in earning of joint ventures for the months prior to acquisition.

(h) Reflects an adjustment to income tax benefit (expense) at the effective rate of 23.9% for the year ended December 27, 1997 and 43.2% for the three months ended March 28, 1998 based on Windy Hill's effective rate for such periods.

                                   TABLE 2-C

                                   WINDY HILL
                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 28, 1998

                                                                                    PRO FORMA     PRO FORMA
                                                                                   ADJUSTMENTS    ADJUSTMENT
                                            WINDY HILL     NUPET       DEEP RUN        FOR         FOR DEBT      PRO FORMA
                                            HISTORICAL   HISTORICAL   HISTORICAL   ACQUISITIONS   CONVERSION     WINDY HILL
                                            ----------   ----------   ----------   ------------   ----------     ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                          ASSETS
Current assets:
    Cash and cash equivalents.............   $  1,702      $   --       $   243      $     --      $    --        $  1,945
    Trade and other accounts receivable,
      net.................................     19,543          --         2,313            --           --          21,856
    Inventories...........................     15,484         461         2,369            --           --          18,314
    Deferred income tax benefits..........      2,360          --            --            --           --           2,360
    Prepaid expenses......................      1,324          --           852            --           --           2,176
                                             --------      ------       -------      --------      -------        --------
        Total current assets..............     40,413         461         5,777            --           --          46,651
Property, plant and equipment, net........     72,097       1,311         4,867            --           --          78,275
Goodwill, net.............................     97,846          --            --        10,672(a)        --         108,518
Other assets..............................     16,594          --           130            --           --          16,724
                                             --------      ------       -------      --------      -------        --------
        Total assets......................   $226,950      $1,772       $10,774      $ 10,672      $    --        $250,168
                                             ========      ======       =======      ========      =======        ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current installments of long-term
      debt................................   $  1,500      $   --       $   410      $     --      $    --        $  1,910
    Accounts payable......................     15,091          --         1,936            --           --          17,027
    Accrued liabilities...................     11,164          55           205            --           --          11,424
                                             --------      ------       -------      --------      -------        --------
        Total current liabilities.........     27,755          55         2,551            --           --          30,361
Long-term debt, excluding current
  installments............................    160,479          --           112        20,500(b)    (1,372)(d)(e)  179,719
Post-retirement benefit liability.........      2,641          --            --            --           --           2,641
Other long term liabilities...............      6,063          --            --            --       (3,020)(d)(e)    3,043
Deferred income tax liability.............     13,059          --            --            --           --          13,059
                                             --------      ------       -------      --------      -------        --------
        Total liabilities.................    209,997          55         2,663        20,500       (4,392)        228,823
Stockholders' equity:
    Common Stock..........................         --          --             1            (1)(c)       --              --
    Preferred Stock.......................      4,167          --            --            --       (4,167)(d)          --
    Additional paid-in capital............     16,624          --            29           (29)(c)    8,559(d)       25,183
    Treasury stock........................         --          --          (234)          234(c)        --              --
    Retained earnings (deficit)...........     (3,838)      1,717         8,315       (10,032)(c)       --          (3,838)
                                             --------      ------       -------      --------      -------        --------
        Total stockholders' equity........     16,953       1,717         8,111        (9,828)       4,392          21,345
                                             --------      ------       -------      --------      -------        --------
        Total liabilities and
          stockholders' equity............   $226,950      $1,772       $10,774      $ 10,672      $    --        $250,168
                                             ========      ======       =======      ========      =======        ========

      See accompanying notes to unaudited pro forma financial statements.

                                   WINDY HILL
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 28, 1998
                                 (IN THOUSANDS)

(A) Adjustments to reflect the excess of cost over the fair value of net assets purchased in the 1997 Acquisitions. Goodwill is being amortized on a straight-line basis over a 40-year period.

(b)  Represents debt incurred to acquire NuPet and Deep Run.

(c)  Represents the elimination of equity associated with the 1997 Acquisitions.

(d) To reclassify Windy Hill preferred stock of $4,167, PIK A and A-1 notes of $4,167 (included in long-term debt), and $225 of accrued interest on the notes (included in other long term liabilities) to additional paid in capital to reflect the conversion to common stock just prior to the Windy Hill Acquisition.

(e) To reclassify $2,795 of accrued PIK interest on the Seller Notes to long-term debt from other long term liabilities.

                               INDEX TO EXHIBITS


         EXHIBIT
         NUMBER
         ------


          23.1         Consent of KPMG Peat Marwick LLP

           4.1 Amended and Restated Investors' Agreement dated as of August 3, 1998 among the Company, DPC Acquisition Corp., Summit Capital Inc., Summit/DPC Partners, L.P., Chase Manhattan Investment Holdings, Inc., Baseball Partners, DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ First Esc, L.L.C., Dartford Partnership, L.L.C., Bruckman, Rosser, Sherrill & Co., L.P., PNC Capital Corp., Windy Hill Pet Food Company, L.L.C., and certain other persons named therein (incorporated by reference to Exhibit 9.1 to the Company's Registration Statement on Form S-1, Registration No. 333-61031).